Exhibit 99.1

NAVISTAR SAYS CAW MEMBERS APPROVE NEW LABOR PACT
FOR CHATHAM HEAVY TRUCK ASSEMBLY PLANT

New Line-Haul Class 8 Truck Due In 2007 To Be Built At Plant
As Result Of Productivity Changes Provided For In New Contracts

WARRENVILLE, Ill. -- June 27, 2004 -- International Truck and Engine Corporation announced today that members of Local 127 and Local 35 of the Canadian Auto Workers (CAW) have ratified new labor contracts that will run through June 30, 2009.

Local 127 represents production and maintenance employees while Local 35 represents office employees. The action today modified contracts scheduled to expire on January 31, 2007. International Truck and Engine is the operating company of Navistar International Corporation (NYSE:NAV)

Navistar announced in February that the company’s board of directors had approved the company’s overall heavy truck strategy, which called for a total program investment of $300 million for the introduction of a new line-haul Class 8 truck, but at that time no decision had been made as to where the truck would be produced.
The new contracts maintain and improve manufacturing flexibility and provide for a purchased modular assembly strategy for the new line-haul truck scheduled to be introduced at Chatham and go into production in January 2007.

“The new extended agreements represent the collaborative culture we are creating with our partners and create a cost competitive and high-quality environment in which to produce our new line-haul truck,” said Dee Kapur, president of International’s truck group. “The agreements ensure that Chatham will continue to be a significant source for our premium conventional heavy trucks as we continue with our program to grow the business and improve operating results.”

“The new agreements open the door for greater productivity and quality.” Kapur said. “We are pleased that the company and the CAW found common ground at such a strategic time in the business. The possibilities are very exciting.”

Chatham currently produces 421 heavy trucks per week, or and average 84 trucks per day. Based on current demand, production is scheduled to increase to 110 units per day in late July following a scheduled two-week summer vacation shutdown.

In addition to heavy trucks, International Truck and Engine is a leading producer of mid-range diesel engines, medium trucks, severe service vehicles, and a provider of parts and service sold under the International ® brand. IC Corporation, a wholly owned subsidiary, produces school buses. The company also is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets.

Forward Looking Statements

Statements contained in this news release that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2003.

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